Exhibit 99.1

PVH Corp. Declares Quarterly Cash Dividend

NEW YORK--(BUSINESS WIRE)— August 7, 2024 -- PVH Corp. [NYSE:PVH], announced the Executive Committee of the Board of Directors of PVH Corp. declared a quarterly cash dividend of $0.0375 per share payable on September 25, 2024 to stockholders of record on September 4, 2024.

About PVH Corp.

PVH is one of the world's largest fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team, and our commitment to drive fashion forward for good. That's the Power of Us. That's the Power of PVH.

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Contact:
Mark D. Fischer
Executive Vice President, General Counsel and Secretary
(212) 381-3509